 North America Structured Investments  2yr Buffered Digital Notes linked to the relative performance of SX5E and SPX  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Index: The EURO STOXX 50 Index (the “Long Index”) and the S&P Index (the “Short Index”)  Hypothetical Returns on the Notes at Maturity**  The following table illustrates the hypothetical total return and  payment at maturity on the notes linked to the relativeperformance of two hypothetical Indices.  Hypothetical  Contingent Digital Return: At least 22.00%*  Buffer Amount: 5.00%  Downside Threshold: -5.00%  Hypothetical Hypothetical Note  Relative Return Return  Payment at Maturity  Final Value: Closing level on the Observation Date with respect to each index  Initial Value: Closing level on the Pricing Date with respect to each index  Long Index Return: The Index Return of the Long Index  Short Index Return: The Index Return of the Short Index  Relative Return: Long Index Return - Short Index Return  Index Return***: (Final Value - Initial Value) / Initial Value  Pricing Date: October 31, 2017  Observation Date: October 28, 2019  Maturity Date: October 31, 2019  CUSIP: 48129HCN5  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/48129HCN5/doctype/Product_Termsheet/document.pdf  For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlinkabove.  Payment at Maturity  80.00% 22.00% $1,192.00  50.00% 22.00% $1,192.00  30.00% 22.00% $1,192.00  22.00% 22.00% $1,192.00  10.00% 22.00% $1,192.00  5.00% 22.00% $1,192.00  0.00% 22.00% $1,192.00  -2.50% 0.00% $1,000.00  If the Long Index Return is greater than or equal to the Short Index Return, your payment at maturity per $1,000 principal amount note  will be calculated as follows:  -5.00%  0.00%  $1,000.00  $1,000 + ($1,000 × Contingent Digital Return)  If the Long Index Return is less than the Short Index Return but the Relative Return is greater than or equal to the Downside threshold,  -10.00%  -5.00%  $950.00  you will receive the principal amount of your notes at maturity. If the Long Index Return is less than the Short Index Return and the  Relative Return is less than the Downside Threshold, your payment at maturity per $1,000 principal amount note will be calculated as  -20.00%  -15.00%  $850.00  follows:  $1,000 + [$1,000 × (Relative Return + Buffer Amount)]In no event, however, will the payment at maturity be less than $50.00 per $1,000 principal amount note, subject to the credit risks of  -30.00% -25.00% $750.00  JPMorgan Financial and JPMorgan Chase & Co.  If the Long Index Return is less than the Short Index Return and the Relative Return is less than the Downside Threshold, you will lose  some or most of your principal amount at maturity.  * The final Contingent Digital return will be provided in the Pricing Supplement and will not be less than 22.00%.  ** The hypothetical returns and hypothetical payments on the Notes shown to the right apply only at maturity. Thesehypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these feesand expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.  -50.00% -45.00% $550.00  -80.00% -75.00% $250.00  -100.00% -95.00% $50.00  ***With respect to each Index  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  2yr Buffered Digital Notes linked to the relative performance of SX5E and SPX  Selected Risks  • Your investment in the notes may result in a loss.  • Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of our  creditworthiness.  • Your maximum gain on the notes is limited to the Contingent Digital Return.  • As a finance subsidiary, the Issuer has no independent operations and has limited  assets.  • The return on the notes is based on the performance of the Long Index minus the performance of the Short Index.  • Changes in the Long Index may be offset or negated entirely by changes in the Short Index.  • Poor performance by the Long Index or strong performance by the Short Index will negatively affect your return at maturity.  • The Long Index is exposed to non-U.S. securities risk.  • The Long Index has no direct exposure to fluctuations in foreign exchange.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the  notes.  Selected Risks (continued)  • The estimated value will be lower than the original issue price (price to public) of the notes.  • The estimated value is not determined by references to our credit spreads for our conventional fixed rate debt.  • The estimated value does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than JPMS’s current estimated value for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but isnot required to do so. The price, if any, at which JPMS will be willing to purchase notesfrom you in the secondary market, if at all, may result in a significant loss of your  principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations  under the notes, and making the assumptions used to determine the pricing of the notesand the estimated value of the notes when the terms of the notes are set. It is possiblethat such hedging or other trading activities of J.P. Morgan or its affiliates could result insubstantial returns for J.P. Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricingsupplement for additional information.  Additional Information  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which thesematerials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial CompanyLLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. Youmay get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., anyagent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminarypricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any  attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase  & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is notintended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com